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                                                                    EXHIBIT 23.3


CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption 'Experts' in the Registration Statement (Form F-3) and related Prospectus of AEGON N.V., AEGON Funding Corp. and AEGON Funding Corp. II for the registration of common stock of AEGON N.V. and senior or subordinated debt securities of AEGON N.V., including debt securities convertible or exchangeable into common shares of AEGON N.V., with a total initial offering price of up to US $4,000,000,000 and to the incorporation by reference therein of our report dated March 8, 2001, with respect to the consolidated financial statements and schedules of AEGON N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


The Hague, October 9, 2001



Ernst & Young Accountants